UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. _)*


                                    Cepheid
                                (Name of Issuer)


                           Common Stock, no par value
                         (Title of Class of Securities)

                                    15670R107
                                 (CUSIP Number)

                                December 31, 2000
              Date of Event Which Requires Filing of this Statement


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


 * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15670R107            13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wheatley Partners II, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,100,545 shares                                        8.0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares                                                  0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,100,545 shares                                        8.0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                  0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,100,545 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. 15670R107                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Applewood Capital Corp.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,100,545 shares                                        8.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                  0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,100,545 shares                                        8.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,100,545 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     CO
________________________________________________________________________________

CUSIP No. 15670R107                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Irwin Lieber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           172,538 shares                                          0.7%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,100,545 shares                                        8.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         172,538 shares                                          0.7%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,100,545 shares                                        8.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,273,083 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________

CUSIP No. 15670R107                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Fingerhut
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           172,538 shares                                          0.7%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,100,545 shares                                        8.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         172,538 shares                                          0.7%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,100,545 shares                                        8.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,273,083 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________

CUSIP No. 15670R107


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Rubenstein
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           172,538 shares                                          0.7%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,100,545 shares                                        8.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         172,538 shares                                          0.7%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,100,545 shares                                        8.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,273,083 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________

CUSIP No. 15670R107                    13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Seth Lieber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,100,545 shares                                        8.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                  0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,100,545 shares                                        8.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,100,545 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________

CUSIP No. 15670R107                    13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan Lieber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares                                                  0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,100,545 shares                                        8.0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares                                                  0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,100,545 shares                                        8.0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,100,545 shares
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     8.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________

Item 1.

     (a)  Cepheid

     (b)  Address of Issuer's Principal Executive Offices

          1190 Borregas Avenue
          Sunnyvale, CA 94089-1302

          Common Stock, no par value per share (CUSIP No. 15670R107)

Item 2.

1.   (a)  Name of Person Filing: Wheatley Partners II, L.P.

     (b)  Address of Principal Business Office, or, if none, Residence:

          80 Cuttermill Road
          Great Neck, New York 11021

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107

2.   (a)  Name of Person Filing: Applewood Capital Corp.

     (b)  Address of Principal Business Office, or, if none, Residence:

          68 Wheatley Road
          Brookville, New York 11545

     (c)  Citizenship: Not applicable.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107

3.   (a)  Name of Person Filing: Irwin Lieber

     (b)  Address of Principal  Business  Office,  or, if none,  Residence:
          825 Third Avenue
          New York, New York 10022

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107

4.   (a)  Name of Person Filing: Barry Fingerhut

     (b)  Address of Principal Business Office, or, if none, Residence:

          825 Third Avenue
          New York, New York 10022

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107


5.   (a)  Name of Person Filing: Barry Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:

          68 Wheatley Road
          Brookville, New York 11545

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107


6.   (a)  Name of Person Filing: Seth Lieber

     (b)  Address of Principal Business Office, or, if none, Residence:

          825 Third Avenue
          New York, New York 10022

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107

7.   (a)  Name of Person Filing:    Jonathan Lieber

     (b)  Address of Principal Business Office, or, if none, Residence:

          825 Third Avenue
          New York, New York 10022

     (c)  Citizenship: United States.

     (d)  Title of Class of Securities:

          Common Stock, no par value per share

     (e)  CUSIP Number: 15670R107

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

1.   Wheatley Partners II, L.P.:

     (a)  Amount Beneficially Owned: 2,100,545(1) shares.

     (b)  Percent of Class: 8.0%

     (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 2,100,545(1) shares.

          (ii) shared power to vote or to direct the vote: 0 shares.

         (iii) sole  power  to  dispose  or  to  direct  the   disposition   of:
               2,100,545(1) shares.

          (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.   Applewood Capital Corp.:

     (a) Amount Beneficially Owned: 2,100,545(1,2) shares. Reporting person is a general partner of Wheatley Partners II, L.P.

     (b)  Percent of Class: 8.0%

     (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 0 shares.

          (ii) shared power to vote or to direct the vote: 2,100,545(1,2) shares.

         (iii) sole power to dispose or to direct the disposition of: 0 shares.

          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               2,100,545(1,2) shares.

3.   Irwin Lieber

     (a) Amount Beneficially Owned: 2,273,083(1,2,3) shares. Reporting person is a general partner of Wheatley Partners II, L.P. and an officer and director of Applewood Capital Corp.

     (b)  Percent of Class: 8.6%

     (c)  Number of shares as to which such person has:

------------------

(1)  Includes  2,100,545  shares of Common Stock owned by Wheatley  Partners II,
     L.P.

(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/its equity interest therein.

(3)  Includes 172,538 shares of Common Stock owned by Irwin Lieber.

           (i) sole power to vote or to direct the vote: 172,538(3) shares.

          (ii) shared power to vote or to direct the vote: 2,100,545(1,2) shares.

         (iii) sole power to dispose or to direct the disposition of: 172,538(3) shares.

          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               2,100,545(1,2) shares.

4.   Barry Fingerhut:

     (a) Amount Beneficially Owned: 2,273,083(1,2,4) shares. Reporting person is a general partner of Wheatley Partners II, L.P. and an officer and director of Applewood Capital Corp.

     (b)  Percent of Class: 8.6%

     (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 172,538(4) shares.

          (ii) shared power to vote or to direct the vote: 2,100,545(1,2) shares.

         (iii) sole  power  to  dispose  or  to  direct  the   disposition   of:
               172,538(4) shares.

          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               2,100,545(1,2) shares.

5.   Barry Rubenstein:

     (a) Amount Beneficially Owned: 2,273,083(1,2,5) shares. Reporting person is a general partner of Wheatley Partners II, L.P. and an officer and director of Applewood Capital Corp.

     (b)  Percent of Class: 8.6.%

     (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 172,538(5) shares.

          (ii) shared power to vote or to direct the vote: 2,100,545(1,2) shares.

         (iii) sole power to dispose or to direct the disposition of: 172,538(5) shares.

          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               2,100,545(1,2) shares.

6.   Seth Lieber

     (a) Amount Beneficially Owned: 2,100,545(1,2) Reporting person is a general partner of Wheatley Partners II, L.P., and an officer of Applewood Capital Corp.

     (b)  Percent of Class: 8.0%

     (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 0 shares.

          (ii) shared power to vote or to direct the vote: 2,100,545(1,2) shares.

         (iii) sole power to dispose or to direct the disposition of: 0 shares.

          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               2,100,545(1,2) shares.

7.   Jonathan Lieber:

     (a) Amount Beneficially Owned: 2,100,545(1,2) shares. Reporting person is a general partner of Wheatley Partners II, L.P. and an officer of Applewood Capital Corp.

     (b)  Percent of Class:8.0%

     (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote: 0 shares.

          (ii) shared power to vote or to direct the vote: 2,100,545(1,2) shares.

-----------------------
(4)  Includes 172,538 shares of Common Stock owned by Barry Fingerhut.

(5)  Includes 172,538 shares of Common Stock owned by Barry Rubenstein.

         (iii) sole power to dispose or to direct the disposition of: 0 shares.

          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               2,100,545(1,2) shares.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not Applicable.

Item 8. Identification and Classification of Members of the Group.

     See Exhibit A for Joint Filing Agreement.

Item 9. Notice of Dissolution of Group.

     Not Applicable.

Item 10. Certification.

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

          By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001

                                   WHEATLEY PARTNERS II, L.P.

                                   By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner


                                   APPLEWOOD CAPITAL CORP.

                                   By: /s/ Irwin Lieber
                                       -----------------------------------------
                                       Irwin Lieber, Secretary and Treasurer



                                       /s/ Barry Fingerhut
                                       -----------------------------------------
                                       Barry Fingerhut



                                       /s/ Irwin Lieber
                                       -----------------------------------------
                                       Irwin Lieber


                                       /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein



                                       /s/ Seth Lieber
                                       -----------------------------------------
                                       Seth Lieber



                                       /s/ Jonathan Lieber
                                       -----------------------------------------
                                       Jonathan Lieber


Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value per share, of Cepheid and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 31st day of December, 2000.

                                   WHEATLEY PARTNERS II, L.P.

                                   By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner


                                   APPLEWOOD CAPITAL CORP.

                                   By: /s/ Irwin Lieber
                                       -----------------------------------------
                                       Irwin Lieber, Secretary and Treasurer


                                       /s/ Barry Fingerhut
                                       -----------------------------------------
                                       Barry Fingerhut


                                       /s/ Irwin Lieber
                                       -----------------------------------------
                                       Irwin Lieber


                                       /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein


                                       /s/ Seth Lieber
                                       -----------------------------------------
                                       Seth Lieber


                                       /s/ Jonathan Lieber
                                       -----------------------------------------
                                       Jonathan Lieber